News Release
www.aviatnetworks.com
Aviat Networks Announces Fiscal 2019 Fourth Quarter and Year-end Financial Results

Company Provides Fiscal 2020 First Half Guidance and Anticipates Significant Bottom-Line Improvements Based on Strong Performance in North America and Fiscal 2019 Bookings

MILPITAS, Calif., August 27, 2019 -- Aviat Networks, Inc. (NASDAQ: AVNW), (“Aviat Networks” or the “Company”), the leading expert in wireless transport solutions, today reported financial results for its fiscal 2019 fourth quarter and the year ended June 28, 2019.

Michael Pangia, President and Chief Executive Officer of Aviat Networks stated, “While our fiscal 2019 fourth quarter results came in below prior expectations, much of it was due to the current spending environment in Africa and a few deals in North America that moved into our fiscal 2020 first quarter. Notwithstanding Africa, we had a strong quarter and full year, and executed on our plan. Our business in North America has continued to strengthen, as we have expanded both our client and partner base and are coming off one of the strongest booking quarters in North America in our Company’s history. Further, on a consolidated basis and despite weakness in Africa, we had the best bookings year since fiscal 2014 and we are well positioned in fiscal 2020, expecting significant year-over-year improvements in both operating income and Adjusted EBITDA. Additionally, even with softness in Africa, revenue increased year-over-year in both the fiscal fourth quarter and full year, and we continue to generate profitability both on a GAAP and non-GAAP basis.”

Mr. Pangia continued, “Internationally on a full year basis, the APAC region was exceptionally strong, and we have other global opportunities on the horizon that could further strengthen our performance in the years ahead. Our position is improving in several of the markets we operate in and we believe this will continue based on new products brought to market and others that are in development. Our confidence moving into fiscal 2020 is strong based on our bookings’ performance, new partnerships secured and opportunities to expand with our client base. As investors will see from our fiscal 2020 first half guidance, based on booked business and projects underway, we believe we will generate Adjusted EBITDA of approximately $8.0 million in the first half of fiscal 2020. Enhancing shareholder value remains a key priority and we believe we are on the right path to unlock value and improve our competitive position.”

Fiscal 2019 Fourth Quarter Comparisons

The Company reported total revenues of $64.2 million for its fiscal 2019 fourth quarter as compared to $62.5 million in the comparable fiscal 2018 period, an increase of $1.7 million or 2.8%. North America revenue of $39.2 million increased $7.9 million or 25.2% as compared to $31.3 million in the fiscal 2018 fourth quarter. This was partially offset by a $6.2 million decline in international revenue, with $5.4 million of the decline attributable to Africa and the Middle East.

GAAP gross margin for the fiscal 2019 fourth quarter was 35.2% as compared to 37.1% in the comparable fiscal 2018 period. Non-GAAP gross margin for the fiscal 2019 fourth quarter was 35.1% as compared to 36.9% in the comparable fiscal 2018 period. While gross margin declined year-over-year, it was in line with the Company’s prior guidance and represented the strongest quarter in fiscal 2019.

GAAP total operating expenses for the fiscal 2019 fourth quarter were $20.1 million as compared to $22.2 million in the comparable fiscal 2018 period, an improvement of $2.1 million. Non-GAAP total operating expenses for the fiscal 2019 fourth quarter were $19.8 million as compared to $20.0 million reported in the fiscal 2018 fourth quarter, an improvement of $0.3 million or 1.3%. The year-over-year decline in non-GAAP operating expenses was due to a 4.8% reduction in non-GAAP selling and administrative expenses, partially offset by 9.2% increase in non-GAAP research and development expenses as new products were brought to market in the Company’s fiscal 2019 fourth quarter.

GAAP operating income was $2.5 million for the fiscal 2019 fourth quarter as compared to GAAP operating income of $1.0 million in the comparable period in fiscal 2018, an improvement of $1.5 million. Non-GAAP operating income was $2.8 million for the fiscal 2019 fourth quarter as compared to non-GAAP operating income of $3.0 million for the comparable fiscal 2018 period, a decline of $0.2 million.

The Company reported GAAP net income attributable to Aviat Networks of $3.8 million in the fiscal 2019 fourth quarter or $0.69 per share. This compares to GAAP net income attributable to Aviat Networks of $0.05 million or $0.01 per share in the fiscal 2018 fourth quarter. Non-GAAP net income attributable to Aviat Networks for the fiscal 2019 fourth quarter was $2.6 million or $0.47 per share. This compares to non-GAAP net income attributable to Aviat Networks of $2.9 million or $0.51 per share in the comparable fiscal 2018 period.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the fiscal 2019 fourth quarter totaled $3.9 million, compared to Adjusted EBITDA of $4.4 million in the comparable fiscal 2018 period, a decline of $0.5 million year-over-year.

Fiscal 2019 Twelve-Month Results Comparisons

The Company reported total revenues of $243.9 million for the fiscal 2019 twelve-month period as compared to $242.5 million in the comparable fiscal 2018 period, an increase of $1.4 million or 0.6%. North America revenue of $132.9 million increased by $1.8 million or 1.4%, partially offset by a decline in international revenue of $0.5 million or 0.4%. Excluding the Africa and Middle East region, international revenue increased by $9.7 million or 18.3% when comparing the fiscal 2019 and 2018 periods, driven by strong growth in the APAC region primarily.

GAAP gross margin for the fiscal 2019 twelve-month period was 32.5% as compared to 33.2% in the fiscal 2018 twelve-month period. Non-GAAP gross margin for the fiscal 2019 twelve-month period was 32.5% as compared to 33.1% in the comparable fiscal 2018 period.

GAAP total operating expenses for the fiscal 2019 twelve-month period were $77.9 million as compared to $79.2 million in the comparable fiscal 2018 period, a decline of $1.3 million or 1.6%. Non-GAAP total operating expenses for the fiscal 2019 twelve-month period were $75.0 million as compared to $74.8 million, an increase of $0.2 million or 0.3%. The modest increase in non-GAAP total operating expenses was primarily related to higher non-GAAP research and development expenses to support new product introductions, offset by a reduction in non-GAAP selling and administrative expenses as the Company continues to realign to lower its fixed costs.

GAAP operating income for the fiscal 2019 twelve-month period was $1.4 million as compared to GAAP operating income of $1.3 million in the comparable fiscal 2018 period, a modest year-over-year improvement. Non-GAAP operating income for the fiscal 2019 twelve-month period was $4.3 million as compared to non-GAAP operating income of $5.4 million in the comparable fiscal 2018 period, a decline of $1.1 million.

The Company reported GAAP net income attributable to Aviat Networks for the fiscal 2019 twelve-month period of $9.7 million or $1.73 per share. This compares to GAAP net income attributable to Aviat Networks of $1.8 million or $0.33 per share for the comparable fiscal 2018 period. Non-GAAP income attributable to Aviat Networks for the fiscal 2019 twelve-month period was $3.2 million or $0.58 per share. This compares to non-GAAP income attributable to Aviat Networks for the fiscal 2018 period of $3.8 million or $0.68 per share.

Adjusted EBITDA for the fiscal 2019 twelve-month period was $8.8 million, compared to Adjusted EBITDA of $10.1 million in the comparable fiscal 2018 period, a decline of $1.3 million.

A reconciliation of GAAP to non-GAAP financial measures for the fiscal 2019 twelve-month period, along with the accompanying notes, is provided in Table 3 below.

Fiscal 2020 First Half Outlook

The Company anticipates revenue in the first half of fiscal 2020 to be modestly down compared to the prior fiscal year period, but based on the mix of business, gross margins are expected to increase significantly. The Company anticipates non-GAAP operating income of approximately $6 million as compared to $3.0 million in the comparable fiscal 2019 period. Adjusted EBITDA in the first half of fiscal 2020 is anticipated to be approximately $7.5 million compared to Adjusted EBITDA of $5.4 million in the comparable fiscal 2019 period. Further, the Company anticipates strong profitability in both the fiscal 2020 first and second quarters.

Conference Call Details

Aviat Networks will host a conference call at 4:30 p.m. Eastern Time (ET) today, August 27, 2019 to discuss its financial results for the fiscal 2019 fourth quarter and twelve-month period. Speaking from management will be Michael Pangia, President and Chief Executive Officer, and Stan Gallagher, Senior Vice President and Chief Operating Officer. Following management's remarks, there will be a question and answer period.

To listen to the conference call, please dial toll free (US/CAN) (866) 562-9910, (INTL) (661) 378-9805, conference ID: 1197914. Investors are invited to listen via webcast, which will be broadcast live and via replay approximately two hours after the call at https://aviatnetworks.gcs-web.com/events-and-presentations/events.

About Aviat Networks

Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Milpitas, California. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 including Aviat Networks’ beliefs and expectations regarding business conditions, new product solutions, customer positioning, revenue, future orders, bookings, new contracts, cost structure, operating income, profitability in fiscal 2019, process improvements, realignment plans and review of strategic alternatives. All statements, trend analyses and other information contained herein regarding the foregoing beliefs and expectations, as well as about the markets for the services and products of Aviat Networks and trends in revenue, and other statements identified by the use of forward-looking terminology, including "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based on estimates reflecting the current beliefs, expectations and assumptions of the senior management of Aviat Networks regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	continued price and margin erosion as a result of increased competition in the microwave transmission industry;

•	the impact of the volume, timing and customer, product and geographic mix of our product orders;

•	our ability to meet financial covenant requirements which could impact, among other things, our liquidity;

•	the timing of our receipt of payment for products or services from our customers;

•	our ability to meet projected new product development dates or anticipated cost reductions of new products;

•	our suppliers' inability to perform and deliver on time as a result of their financial condition, component shortages, or other supply chain constraints;

•	customer acceptance of new products;

•	the ability of our subcontractors to timely perform;

•	continued weakness in the global economy affecting customer spending;

•	retention of our key personnel;

•	our ability to manage and maintain key customer relationships;

•	uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

•	our failure to protect our intellectual property rights or defend against intellectual property infringement claims by others;

•	the results of restructuring efforts;

•	the ability to preserve and use our net operating loss carryforwards;

•	the effects of currency and interest rate risks;

•	the conduct of unethical business practices in developing countries; and

•	the impact of political turmoil in countries where we have significant business.

For more information regarding the risks and uncertainties for our business, see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on August 27, 2019 as well as other reports filed by Aviat Networks, Inc. with the SEC from time to time. Aviat Networks undertakes no obligation to update publicly any forward-looking statement, whether written or oral, for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Investor Relations:

Glenn Wiener, GW Communications for Aviat Networks, Inc.
Tel: 212-786-6011 / Email: gwiener@GWCco.com

# # #

Financial Tables to Follow

Table 1
AVIAT NETWORKS, INC.
Fiscal Year 2019 Fourth Quarter Summary
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Revenues:
Revenue from product sales	$41,028	$38,213	$156,724	$151,685
Revenue from services	23,201	24,295	87,134	90,821
Total revenues	64,229	62,508	243,858	242,506
Cost of revenues:
Cost of product sales	26,847	23,961	103,517	100,112
Cost of services	14,782	15,362	61,071	61,891
Total cost of revenues	41,629	39,323	164,588	162,003
Gross margin	22,600	23,185	79,270	80,503
Operating expenses:
Research and development expenses	5,508	5,054	21,111	19,750
Selling and administrative expenses	14,650	15,586	56,055	58,157
Restructuring (recovery) charges	(60)	1,531	736	1,279
Total operating expenses	20,098	22,171	77,902	79,186
Operating income (loss)	2,502	1,014	1,368	1,317
Interest income	100	49	267	198
Interest expense	(14)	(5)	(102)	(29)
Other income (expense), net	18	—	17	(220)
Income before income taxes	2,606	1,058	1,550	1,266
(Benefit from) provision for income taxes	(1,233)	1,152	(8,188)	(1,036)
Income from continuing operations	3,839	(94)	9,738	2,302
Less: Net income attributable to noncontrolling interest, net of tax	—	(148)	—	457
Net income attributable to Aviat Networks	$3,839	$54	$9,738	$1,845

Net income (loss) per share attributable to Aviat Networks:
Basic	$0.71	$0.01	$1.81	$0.35
Diluted	$0.69	$0.01	$1.73	$0.33
Weighted average shares outstanding:
Basic	5,370	5,350	5,377	5,336
Diluted	5,578	5,695	5,618	5,647

Table 2
AVIAT NETWORKS, INC.
Fiscal Year 2019 Fourth Quarter Summary
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 28, 2019	June 29, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$31,946	$37,425
Restricted cash	—	3
Accounts receivable, net	51,937	43,068
Unbilled receivables	27,780	14,167
Inventories	8,573	21,290
Customer service inventories	936	1,507
Other current assets	4,825	6,006
Total current assets	125,997	123,466
Property, plant and equipment, net	17,255	17,179
Deferred income taxes	13,864	5,600
Other assets	12,077	9,816
TOTAL ASSETS	$169,193	$156,061
LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$9,000	$9,000
Accounts payable	35,605	30,878
Accrued expenses	22,555	25,864
Advance payments and unearned revenue	13,962	19,300
Restructuring liabilities	1,089	1,426
Total current liabilities	82,211	86,468
Unearned revenue	9,662	6,593
Other long-term liabilities	820	1,250
Reserve for uncertain tax positions	3,606	2,941
Deferred income taxes	1,378	1,293
Total liabilities	97,677	98,545
Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 5,359,695 and 5,351,155 shares issued and outstanding as of June 28, 2019 and June 29, 2018, respectively	54	54
Additional paid-in-capital	815,196	816,426
Accumulated deficit	(730,998)	(746,359)
Accumulated other comprehensive loss	(12,736)	(12,605)
Total equity	71,516	57,516
TOTAL LIABILITIES AND EQUITY	$169,193	$156,061

AVIAT NETWORKS, INC.
Fiscal Year 2019 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of gross margin, research and development expenses, selling and administrative expenses, operating income, provision for or benefit from income taxes, net income attributable to Aviat Networks, diluted net income per share attributable to Aviat Networks, and adjusted income before interest, tax, depreciation and amortization (Adjusted EBITDA) attributable to Aviat Networks, adjusted to exclude certain costs, charges, gains and losses, as set forth below. We believe that these non-GAAP financial measures, when considered together with the GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. We also believe these non-GAAP measures enhance the ability of investors to analyze trends in our business and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Reconciliations of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follow.

Table 3
AVIAT NETWORKS, INC.
Fiscal Year 2019 Fourth Quarter Summary
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (1)
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Twelve Months Ended
	June 28, 2019	% of Revenue	June 29, 2018	% of Revenue	June 28, 2019	% of Revenue	June 29, 2018	% of Revenue
	(In thousands, except percentages and per share amounts)
GAAP gross margin	$22,600	35.2%	$23,185	37.1%	$79,270	32.5%	$80,503	33.2%
WTM inventory write-down recovery	(65)		(195)		(155)		(512)
Share-based compensation	26		49		170		201
Non-GAAP gross margin	22,561	35.1%	23,039	36.9%	79,285	32.5%	80,192	33.1%

GAAP research and development expenses	$5,508	8.6%	$5,054	8.1%	$21,111	8.7%	$19,750	8.1%
Share-based compensation	(27)		(33)		(150)		(147)
Non-GAAP research and development expenses	5,481	8.5%	5,021	8.0%	20,961	8.6%	19,603	8.1%

GAAP selling and administrative expenses	$14,650	22.8%	$15,586	24.9%	$56,055	23.0%	$58,157	24.0%
Share-based compensation	(274)		(586)		(1,403)		(2,009)
Strategic alternative costs	(102)		—		(593)		(920)
Non-GAAP selling and administrative expenses	14,274	22.2%	15,000	24.0%	54,059	22.2%	55,228	22.8%

GAAP operating income	$2,502	3.9%	$1,014	1.6%	$1,368	0.6%	$1,317	0.5%
WTM inventory write-down recovery	(65)		(195)		(155)		(512)
Share-based compensation	327		668		1,723		2,357
Strategic alternative costs	102		—		593		920
Restructuring (recovery) charges, net	(60)		1,531		736		1,279
Non-GAAP operating income	2,806	4.4%	3,018	4.8%	4,265	1.7%	5,361	2.2%

GAAP income tax (benefit) provision	$(1,233)	(1.9)%	$1,152	1.8%	$(8,188)	(3.4)%	$(1,036)	(0.4)%

	Three Months Ended				Twelve Months Ended
	June 28, 2019	% of Revenue	June 29, 2018	% of Revenue	June 28, 2019	% of Revenue	June 29, 2018	% of Revenue
	(In thousands, except percentages and per share amounts)
Tax refund from Inland Revenue Authority of Singapore	—		—		—		1,322
Tax receivable from Department of Federal Revenue of Brazil	—		—		1,646		—
Release of valuation allowance	432		—		7,486		—
AMT credit related to valuation allowance release	—		—		—		3,303
Adjustment to reflect pro forma tax rate	1,101		(852)		256		(2,389)
Non-GAAP income tax provision	300	0.5%	300	0.5%	1,200	0.5%	1,200	0.5%

GAAP net income attributable to Aviat Networks	$3,839	6.0%	$54	0.1%	$9,738	4.0%	$1,845	0.8%
Share-based compensation	327		668		1,723		2,357
Strategic alternative costs	102		—		593		920
Restructuring (recovery) charges, net	(60)		1,531		736		1,279
Nigeria FX loss on dividend receivable	—		—		—		188
WTM inventory write-down recovery	(65)		(195)		(155)		(512)
Tax refund from Inland Revenue Authority of Singapore	—		—		—		(1,322)
Release of valuation allowance	(432)		—		(7,486)		—
AMT credit related to valuation allowance release	—		—		—		(3,303)
Tax receivable from Department of Federal Revenue of Brazil	—		—		(1,646)		—
Adjustment to reflect pro forma tax rate	(1,101)		852		(256)		2,389
Non-GAAP net income attributable to Aviat Networks	$2,610	4.1%	$2,910	4.7%	$3,247	1.3%	$3,841	1.6%

Diluted net income per share attributable to Aviat Networks’ stockholders:
GAAP	$0.69		$0.01		$1.73		$0.33
Non-GAAP	$0.47		$0.51		$0.58		$0.68

Shares used in computing diluted net income per share
GAAP/Non-GAAP	5,578		5,695		5,618		5,647

Adjusted EBITDA:
GAAP net income attributable to Aviat Networks	$3,839	6.0%	$54	0.1%	$9,738	4.0%	$1,845	0.8%
Depreciation and amortization of property, plant and equipment	1,060		1,218		4,468		5,199
Interest (income) expense, net	(86)		(44)		(165)		(169)
Share-based compensation	327		668		1,723		2,357
Strategic alternative costs	102		—		593		920
Restructuring (recovery) charges, net	(60)		1,531		736		1,279
Nigeria FX loss on dividend receivable	—		—		—		188
WTM inventory write-down recovery	(65)		(195)		(155)		(512)
(Benefit from) provision for income taxes	(1,233)		1,152		(8,188)		(1,036)
Adjusted EBITDA attributable to Aviat Networks	$3,884	6.0%	$4,384	7.0%	$8,750	3.6%	$10,071	4.2%
_____________________________________________________

(1)
The adjustments above reconcile our GAAP financial results to the non-GAAP financial measures used by Aviat Networks. Our non-GAAP net income attributable to Aviat Networks excluded share-based compensation, and other non-recurring charges

(recovery). Adjusted EBITDA was determined by excluding depreciation and amortization on property, plant and equipment, interest, provision for or benefit from income taxes, and non-GAAP pre-tax adjustments, as set forth above, from the GAAP net income attributable to Aviat Networks. We believe that the presentation of these non-GAAP items provides meaningful supplemental information to investors, when viewed in conjunction with, and not in lieu of, our GAAP results. However, the non-GAAP financial measures have not been prepared under a comprehensive set of accounting rules or principles. Non-GAAP information should not be considered in isolation from, or as a substitute for, information prepared in accordance with GAAP. Moreover, there are material limitations associated with the use of non-GAAP financial measures.

Table 4
AVIAT NETWORKS, INC.
Fiscal Year 2019 Fourth Quarter Summary
SUPPLEMENTAL SCHEDULE OF REVENUE BY GEOGRAPHICAL AREA
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	(In thousands)
North America	$39,224	$31,335	$132,884	$131,078
International:
Africa and the Middle East	9,247	14,692	48,305	58,459
Europe and Russia	6,662	6,307	16,933	18,205
Latin America and Asia Pacific	9,096	10,174	45,736	34,764
	25,005	31,173	110,974	111,428
Total revenue	$64,229	$62,508	$243,858	$242,506